UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20539

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 6, 2010

NETFLIX, INC.

(Exact name of registrant as specified in its charter)

000-49802

(Commission File Number)

DELAWARE	77-0467272
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

100 Winchester Circle

Los Gatos, CA 95032

(Address of principal executive offices, with zip code)

(408) 540-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 6, 2010 Barry McCarthy resigned as Netflix, Inc.’s Chief Financial Officer effective December 10, 2010. A copy of Netflix’s press release is attached hereto as Exhibit 99.1.

(c) On December 6, 2010 David Wells, Netflix’s current Vice President of Finance Planning and Analysis was appointed as Chief Financial Officer succeeding Mr. McCarthy. A copy of Netflix’s press release is attached hereto as Exhibit 99.1.

Mr. Wells has served as the Vice President of Finance Planning and Analysis of Netflix Inc. since August 2008 and before that held the position of Director of Operations Planning & Analysis from March 2004 to August 2008. Prior to joining Netflix, Mr. Wells served as a Senior Consultant at Deloitte Consulting from August 1998 to August 2004. Mr. Wells holds an M.B.A and M.P.P. from The University of Chicago and an undergraduate degree in both Economics and English from the University of Virginia. Mr. Wells is 39 years old.

Mr. Wells will receive a total annual compensation of $750,000 of which he has elected to receive $250,000 in the form of stock options pursuant to the Company’s monthly option grant program available to all employees. Mr. Wells is also eligible to participate in the Company’s standard benefits package including medical, dental, and vision plans, life insurance, disability coverage and the 401(k) Retirement Savings Plan.

Mr. Wells will also continue to be a beneficiary of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan. Pursuant to this plan each employee of the Company at the level of Vice President or higher is entitled to a severance benefit upon termination of employment (other than for cause, death or permanent disability) so long as he or she signs a waiver and release of claims and an agreement not to disparage the Company, its directors or its officers in a form reasonably satisfactory to the Company. The severance benefit consists of a lump sum cash payment equal to nine (9) months of base pay and nine (9) months of the cash equivalent to the stock option allowance then being used in calculating the number of options granted monthly to such employee. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit as well as a severance benefit.

In lieu of the severance benefit, employees covered by the plan who are employed by the Company on the date of a change in control transaction are entitled to receive a lump sum cash payment equal to twelve (12) months of base pay and twelve (12) months of the cash equivalent to the stock option allowance then being used in calculating the number of options granted monthly to such employee.

As it does with all directors and executive officers, the Company has entered into an indemnification agreement with Mr. Wells. The indemnification agreement requires the Company to indemnify Mr. Wells, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Company. See the Company’s Form of Indemnification Agreement filed with the Securities and Exchange Commission on March 20, 2002 as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1/A.

There is no arrangement or understanding between Mr. Wells and any other person pursuant to which Mr. Wells is to be selected as an officer of Netflix that would require disclosure under Item 401(b) of Regulation S-K. Additionally there is no family relationship between Mr. Wells and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Wells is also not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release Issued by Netflix, Inc. on December 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETFLIX, INC.

Date: December 7, 2010	/S/ REED HASTINGS
Reed Hastings
Chief Executive Officer, President and Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1*	Press Release Issued by Netflix, Inc. on December 7, 2010

*	This exhibit is intended to be furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934.